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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                  INVESCO ADVANTAGE MUNICIPAL INCOME TRUST II

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Advantage Municipal Income Trust II (the "Fund") was held on August 26, 2016. The Meeting was held for the following purposes:

(1). Electiojn of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                                Votes     Votes
               Matters                           For     Withheld
               -------                        ---------- --------
               (1). Albert R. Dowden......... 40,252,583 905,991
                    Eli Jones................ 40,241,338 917,236
                    Raymond Stickel, Jr...... 40,310,164 848,410

               (2). Prema Mathai-Davis.......      2,310       0